Exhibit 10.30.13

EXECUTION VERSION

AMENDMENT NUMBER THIRTEEN

to the

Amended and Restated Mortgage Loan Participation Purchase and Sale Agreement

dated as of July 17, 2015

between

BANK OF AMERICA, N.A.

and

LOANDEPOT.COM, LLC

THIS AMENDMENT NUMBER THIRTEEN (this “Amendment”) is made as of the 31st day of January, 2020, by and between Bank of America, N.A. (“Purchaser”) and loanDepot.com, LLC (“Seller”) to the Amended and Restated Mortgage Loan Participation Purchase and Sale Agreement, dated as of July 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between Purchaser and Seller.

WHEREAS, Seller has requested and Purchaser agrees to amend the Agreement as more specifically set forth herein; and

WHEREAS, as of the date hereof, Seller represents to Purchaser that, after giving effect to this Amendment, it is in compliance with all of the representations and warranties and all of the affirmative and negative covenants set forth in the Agreement and is not in default under the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. Amendment. Effective as of January 31, 2020, the Agreement is hereby amended as follows:

(a) Section 1 of the Agreement is hereby amended by deleting the definitions of “Change of Control”, “Discount Rate”, “Expiration Date” and “One-Month LIBOR” in their respective entireties and replacing them with the following (modified text underlined for review purposes):

“Change of Control”: The occurrence of any of the following:

(a) any event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Equity Investors, LD Holdings and LD Intermediate, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 51% or more of the equity securities of Seller entitled to vote for members of the board of directors or equivalent governing body of Seller on a fully-diluted basis;

(b) the sale or disposition of all or substantially all of Seller’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(c) the dissolution or liquidation of Seller;

(d) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing; or

(e) if Seller is a Delaware limited liability company, Seller enters into any transaction or series of transactions to adopt, file, effect or consummate a Division, or otherwise permits any such Division to be adopted, filed, effected or consummated.

“Discount Rate”: With respect to each Participation Certificate, a discount rate determined as of the related Purchase Date equal to (a) the greater of (i) One-Month LIBOR or a Successor Rate, and (ii) 0%, plus (b) the Applicable Percentage.

“Expiration Date”: The earliest of (i) July 31, 2020, (ii) at Purchaser’s option, upon the occurrence of an Event of Default, and (iii) the date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“One-Month LIBOR”: The daily rate per annum (rounded to four (4) decimal places) for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market, as published on the Official ICE LIBOR Fixings page by Bloomberg or in the Wall Street Journal as of the date of determination.

(b) Section 1 of the Agreement is hereby further amended by adding the following definitions in their appropriate alphabetical order:

“Delaware LLC Act”: Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Dividing LLC”: A Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Division”: The division of a Dividing LLC into two or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Protocol”: As defined in Section 31 of this Agreement.

“QFC Stay Rules”: The regulations codified at 12 C.F.R. 252.2, 252.81-8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

“Scheduled Unavailability Date”: As defined in Section 30.

“Successor Rate”: A rate determined by Purchaser in accordance with Section 30 hereof.

“Successor Rate Conforming Changes”: With respect to any proposed Successor Rate, any spread adjustments or other conforming changes to the timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of Purchaser, to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by Purchaser in a manner substantially consistent with market practice (or, if Purchaser determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Successor Rate exists, in such other manner of administration as Purchaser determines to be necessary in its sole discretion).

(c) Section 1 of the Agreement is hereby further amended by deleting the definition of “LIBOR Floor” in its entirety and any and all references thereto.

(d) The Agreement is hereby amended by adding the following new Sections 30 and 31 immediately following Section 29 thereof:

Section 30. Alternative Rate. If prior to the related Purchase Date, Purchaser determines in its sole discretion that, by reason of circumstances affecting the relevant market, (i) adequate and reasonable means do not exist for ascertaining One-Month LIBOR, (ii) One-Month LIBOR is no longer in existence,(iii) the administrator of One-Month LIBOR or a Governmental Authority having jurisdiction over Purchaser has made a public statement identifying a specific date after which One-Month LIBOR shall no longer be made available or used for determining the interest rate of loans, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to Purchaser, that will continue to provide One-Month LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”), or (iv) mortgage loan financing facilities similar to this facility, currently being executed, or that include language similar to that contained in this Section 30, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace One-Month LIBOR, Purchaser shall give prompt notice thereof to Seller, whereupon the Discount Rate from the date specified in such notice, which may be the Scheduled Unavailability Date, for such period, and for all subsequent periods until such notice has been withdrawn by Purchaser, shall be replaced by an alternative benchmark rate (including any mathematical or other adjustments to the benchmark rate (if any), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated mortgage loan financing facilities for such benchmark rates, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Purchaser from time to time in its sole discretion and may be periodically updated) (any such rate, a “Successor Rate”). Such Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Purchaser, such Successor Rate shall be applied in a manner as otherwise determined by Purchaser in its sole discretion. In connection with the implementation of a Successor Rate, Purchaser shall have the right to make Successor Rate Conforming Changes, as determined by Purchaser in its sole discretion from time to time and, notwithstanding anything to the contrary herein or in any other Principal Agreement, any amendments implementing such Successor Rate Conforming Changes shall become effective without any further action or consent of any other party to this Agreement.

Section 31. ISDA Stay Protocol. Purchaser and Seller each (i) confirms that prior to the date hereof it has adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), and (ii) agrees that the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Protocol Covered Agreement” and each party shall be deemed to have the same status as a “Regulated Entity” and/or an “Adhering Party” as applicable to it under the Protocol. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, Purchaser and Seller agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Purchaser replaced by references to the covered affiliate support provider.

(e) Exhibit F to the Agreement is hereby amended by deleting the addressee thereof in its entirety and replacing it with the following:

loanDepot.com, LLC

26642 Towne Centre Drive

Foothill Ranch, California 92610

Attn: Patrick Flanagan, Chief Financial Officer

Email: pflanagan@loandepot.com

Cc: Sheila Mayes—smayes@loandepot.com

(f) The Agreement is hereby amended by deleting the references in Annex A and Exhibit K thereof to “Eileen.Albus@baml.com”, “Adam.Gadsby@baml.com” and “Amie.Davis@BankofAmerica.com” therein and replacing each such reference with “Eileen.Albus@bofa.com”, “Adam.Gadsby@bofa.com” and “Amie.Davis@bofa.com”, respectively.

(g) Annex A to the Agreement is hereby further amended by deleting the “Seller Notices” thereof in its entirety and replacing it with the following:

SELLER NOTICES

Name:	loanDepot.com, LLC
Address:	26642 Towne Centre Drive Foothill Ranch, CA 92610 Attention: Patrick Flanagan, Chief Financial Officer
Telephone:	(949) 860-3306
Telecopy:	(949) 860-3306
Email:	pflanagan@loandepot.com
With copies to:	Sheila Mayes—smayes@loandepot.com

SECTION 2. Condition Precedent. As a condition precedent to the effectiveness of this Amendment, Seller shall remit to Purchaser a pro-rated Facility Fee attributable to the extension of the Expiration Date (the “Additional Facility Fee”). The Additional Facility Fee shall be deemed due, earned and payable in full on the date hereof. Upon early termination of the Agreement, no portion of the Additional Facility Fee will be refunded to the Seller.

SECTION 3. Fees and Expenses. The Seller agrees to pay to Purchaser all fees and out of pocket expenses incurred by Purchaser in connection with this Amendment, including all reasonable fees and out of pocket costs and expenses of the legal counsel to Purchaser incurred in connection with this Amendment, in accordance with Section 22(a) of the Agreement.

SECTION 4. Defined Terms. Any terms capitalized but not otherwise defined herein should have the respective meanings set forth in the Agreement.

SECTION 5. Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

SECTION 6. Representations. In order to induce Purchaser to execute and deliver this Amendment, Seller hereby represents to Purchaser that as of the date hereof, after giving effect to this Amendment, (i) Seller is in full compliance with all of the terms and conditions of the Program Documents and remains bound by the terms thereof, and (ii) no Potential Default or Event of Default or servicing termination event (as described in Section 6(f) of the Agreement) has occurred and is continuing under the Program Documents.

SECTION 7. Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York without regard to any conflicts of law provisions (except for Section 5-1401 of the New York General Obligations Law) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, except to the extent preempted by federal law.

SECTION 8. Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 9. Counterparts. For the purpose of facilitating the execution of this Amendment, and for other purposes, this Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

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IN WITNESS WHEREOF, Purchaser and Seller have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A., as Purchaser	LOANDEPOT.COM, LLC, as Seller

By:	By:
Name:	Name:
Title:	Title:

Signature Page to Amendment No. 13 to A&R Purchase and Sale Agreement (BANA/loanDepot)